Exhibit 99.1

Reading International Board of Directors Authorizes Stock Repurchase Program

     Los Angeles, California, — (PR NEWSWIRE) – May 24, 2004 – Reading International, Inc. (“Reading”) (AMEX: RDI, RDI.B), a multinational film exhibition and real estate company, today announced that the company’s board of directors has authorized management, at its discretion, to purchase up to 350,000 shares of Reading’s Common Stock.

     The repurchase program will allow Reading to repurchase its shares from time to time in accordance with the requirements of the Securities and Exchange Commission on the open market, in block trades and in privately negotiated transactions, depending on market conditions and other factors. All purchases are subject to the availability of shares at prices that are acceptable to Reading, and accordingly, no assurances can be given as to the timing or number of shares that may ultimately be acquired pursuant to this authorization.

Forward Looking Statements

     This press release contains forward-looking statements regarding Reading’s implementation of a stock repurchase program and expectation regarding its capital resources. These forward-looking statements are subject to risks and uncertainties. These risks and uncertainties may affect the timing and amounts of stock purchases under the program and other circumstances related to repurchases under the program. Purchases under the program are subject to the discretion of management based on market conditions and other factors including the trading price of Reading’s Class A Non-voting common stock, availability of stock, alternative uses of capital and Reading’s financial condition. Other risks and uncertainties related to Reading’s business are described in Reading’s filings with the Securities and Exchange Commission.

About Reading International, Inc.

     Reading International is in the business of owning and operating cinemas and live theaters and developing, owning and operating real estate assets. Our business consists primarily of (1) the development, ownership and operation of cinemas in the United States, Australia, New Zealand, and Puerto Rico; (2) the ownership and operation of “Off Broadway” style live theaters in Manhattan and Chicago; and (3) the development, ownership and operation of commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand.

     Reading manages its worldwide cinema business under various different brands, in the United States, under the Reading, Angelika Film Center (http://angelikafilmcenter.com/) and City Cinemas brands, in Australia, under the Reading brand (http://www.readingcinemas.com.au/), in New Zealand, under the Reading (http://www.courtenaycentral.co.nz/) and Berkeley Cinemas

(http://www.berkeleycinemas.co.nz/) brands, and in Puerto Rico, under the CineVista brand.

     On July 1, 2003 Reading International, Inc. joined the Russell 3000® Index. Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000®. The largest 1,000 companies in the ranking comprise the Russell 1000® Index while the remaining 2,000 companies become the widely used Russell 2000® Index. Based on these criteria, Reading International now forms part of the Russell 2000® Index.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc. (213) 235-2240